Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-1	(File Nos. 333-309242-161374479, 333-207144-151125588, 333-204132-15858701, 333-179517-12976479, and 333-179517-12610583);

2.	Form S-1/A	(File Nos. 333-204132-15880142);

3.	Form SB-2	(File Nos. 333-139417-07798666, 333-139417-07596705, and 333-139417-061281180);

4.	Form S-3	(File Nos. 333-160568-09957502 and 333-160568-09944086);

5.	Form S-8	(File Nos. 333-196797-14922652, 333-189683-13940607, 333-182402-12932310, 333-168138-10955374, 333-164560-10552094, 333-143373-07887708, and 333-141576-07718413).

of our report dated March 30, 2016, with respect to the consolidated financial statements of ULURU Inc. included in this Annual Report on Form 10-K of ULURU Inc. for the year ended December 31, 2015.

/s/ Lane Gorman Trubitt, LLC
Lane Gorman Trubitt, LLC Dallas, Texas April 17, 2017